Exhibit 10.17

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSING AND COLLABORATION AGREEMENT

Between

ZYMEWORKS INC.

and

ELI LILLY AND COMPANY

December     , 2013

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

Page
14.16 Binding Effect	50
14.17 Construction	50
14.18 Cumulative Remedies	50
14.19 Export	50
14.20 Notification and Approval	51

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LICENSING AND COLLABORATION AGREEMENT

THIS LICENSING AND COLLABORATION AGREEMENT (the “Agreement”), effective as of December     , 2013 (the “Effective Date”), by and between ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”) and ZYMEWORKS INC., a corporation organized and existing under the laws of Canada, and extraprovincially in British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and Lilly are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A. Zymeworks controls a proprietary Fc/Fab heterodimerization and heavy-light chain pairing platform that was developed using Zymeworks’ proprietary molecular simulation software suite, known as ZymeCAD™.

B. Lilly controls certain proprietary technology that includes, among other things, technology related to antibodies, including technology related to the Lilly Sequences, and the Lilly Target Pair.

C. Lilly and Zymeworks desire to enter into this Agreement under which Zymeworks will utilize such platform to generate and develop certain Antibodies (as defined below) based on antibody nucleic acid or amino acid sequences provided by Lilly.

D. Lilly desires to obtain certain licenses under certain intellectual property controlled by Zymeworks to develop certain products incorporating such Antibodies, and Zymeworks is willing to grant such rights, all on the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, the sufficiency which is acknowledged by both Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1 “Acquiring Entity” means a Third Party that merges or consolidates with or acquires Zymeworks, or to which Zymeworks transfers all or substantially all of its assets to which this Agreement pertains.

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1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.3 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.5 “Antibody” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from the Lilly Sequences through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, the Antibodies shall be Multi-Specific Antibodies Directed to the Lilly Target Pair.

1.6 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7 “Approved CRO” means any contract research organization listed on Exhibit 1.7 and any other contract research organization selected by Zymeworks and approved by Lilly, such approval not to be unreasonably withheld, provided, however, that Zymeworks shall remain responsible for such performance of its CROs and shall cause such CROs to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use.

1.8 “Audited Party” means the Party that is the subject of an audit by the other Party under Section 6.4.2.

1.9 “Auditing Party” means the Party that is conducting an audit of the other Party under Section 6.4.2.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A are authorized or required by Applicable Law to remain closed.

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1.11 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.12 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

1.14 “Combination Product” means a Product that incorporates at least one clinically active component having independent biological or chemical activity in the Field when present alone (“Other Active Component”) in addition to the Antibody(ies) incorporated in the Product and where the Antibody(ies) and Other Active Component(s) are sold as a single formulation for a single price. All references to “Product” in this Agreement shall be deemed to include Combination Products.

1.15 “Commercially Reasonable Efforts” means, with respect to particular objectives or tasks of a Party, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by such Party in the exercise of its reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors.

1.16 “Compliance” shall mean the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.17 “Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement. This Agreement and its Exhibits and amendments constitute Confidential Information of both of the Parties.

1.18 “Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party (a) owns or (b) has a license to such material, Know-How, or intellectual property right and, in each case, has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and

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conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Zymeworks: (i) any materials, Know-How or intellectual property right owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, and (ii) any materials, Know-How or intellectual property right that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks Intellectual Property.

1.19 “Covered” or “Cover” means, with respect to a Product in a particular country, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Patent Claim.

1.20 “Directed To” means, with regard to an antibody or product, that such antibody or product (a) binds directly to a Target(s), and (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such binding or modifies the profile (e.g., PK, tissue penetration and distribution) of the antibody as a result of such binding, as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such antibody or product. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing Targets To which an antibody is Directed.

1.21 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.22 “Field” means any and all uses and purposes, including, without limitation, diagnostic, prophylactic, and therapeutic uses, in humans and animal.

1.23 “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Authorization has been received in such country; provided, that any sale, transfer or disposition (i) to a Related Party will not constitute a First Commercial Sale unless the Related Party is the last Person in the distribution chain of the Product, (ii) of samples with respect to a Product will not constitute a First Commercial Sale, and (iii) for use in a Clinical Trial or for compassionate use in which such Product is sold at or below the cost of goods therefor will not constitute a First Commercial Sale. For clarity, with respect to the Key European Countries only, in the event Lilly receives Marketing Authorization for the first Key European Country but the pricing in such first country is not reasonably acceptable to Lilly for it to commercially launch with national reimbursement for such Product (even if Lilly merely makes such Product available in pharmacies without national reimbursement) then a “First Commercial Sale” shall not be deemed to occur with respect to such country unless and until the earlier of either: (i) Lilly receiving pricing in such country that is reasonably acceptable to Lilly for it to commercially launch such Product with national reimbursement in such country; or (ii) the first sale, transfer or disposition for value or for end use or consumption of a Product

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occurs in any subsequent Major Market country after Marketing Authorization has been received in such country (subject to the exceptions set forth in (i) – (iii) above), including in any Key European Country other than the Key European Country that triggered the analysis as described in this sentence.

1.24 “FTE Rate” means the annual compensation rate for an FTE, which shall be $[…***…] (USD) as of the Effective Date, beginning with Calendar Year 2014. The FTE Rate shall be subject to an annual adjustment equal to the change in the consumer price index for such Calendar Year as reported by United States Bureau of Labor Statistics.

1.25 “Full Time Equivalent” or “FTE” means the equivalent of a full-time scientific or technical employee’s work time over an accounting period (including normal vacations, sick days and holidays) based on […***…] ([…***…]) hours per year. The portion of an FTE year devoted by a scientist to activities under the Research Program shall be determined by dividing (a) the number of hours during any accounting period devoted by such individual to such activities by (b) the product of eight (8) hours * the number of Business Days during such accounting period. At minimum, […***…] percent ([…***…]%) of the FTE positions will be at the PhD scientist level and the ratio of technical to administrative activities shall be no less than […***…], respectively. For clarity, in no event shall any individual Zymeworks employee be considered more than a single FTE for any accounting period.

1.26 “Generic Competition” shall be deemed to exist with respect to a Product in a country in the Territory only if a Generic Product(s) represent a total unit volume of at least […***…] percent ([…***…]%) of the combined unit volume of the Product and such Generic Product(s) for all indications, in the aggregate, in such country for the one (1) preceding calendar quarters, determined by the number of prescriptions given for such Product and such Generic Product(s), in the aggregate, during such one (1) preceding calendar quarters (as measured by IMS Health Incorporated, Fairfield, Connecticut (or any of its affiliates) (“IMS”) or similar independent source if IMS is unavailable).

1.27 “Generic Product” means a Product (regardless of whether such product dosage or formulation differs from Lilly’s Product) that is commercialized by a Third Party that: (A) is approved for sale under Section 505(j) of the Act (or a successor or foreign equivalent Applicable Law) in reliance on the prior approval of a Product obtained or held by Lilly or its Affiliate or sublicensee or is biosimilar to such a Product; and (B) is legally marketed in the applicable country in the Territory by an entity other than, and which is not authorized to do so by, Lilly, its Affiliates or its sublicensees.

1.28 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on

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medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.29 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.30 “Good Research Practices” or “GRP” means all applicable Good Research Practices including, as applicable, (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 1.30 of this Agreement, (b) the BARQA Guidelines for Quality in Non-regulated Scientific Research, (c) the WHO Quality Practices in Basic Biomedical Research Guidelines or, (d) the equivalent Applicable Laws if any, in any relevant country, each as may be amended and applicable from time to time.

1.31 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.32 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.33 “IND” means an investigational new drug application filed with the FDA with respect to a Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a clinical trial of pharmaceutical product.

1.34 “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of, and within the scope of, any work performed under the Agreement.

1.35 “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of Lilly or its Affiliate or a Third Party acting on behalf of Lilly or its

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Affiliate, on the one hand, and one or more employees of Zymeworks or its Affiliate or a Third Party acting on behalf of Zymeworks or its Affiliate, on the other hand.

1.36 “Joint Know-How” means all Know-How comprising a Joint Invention.

1.37 “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.38 “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.

1.39 “Lilly Target Pair” means […***…], as more specifically referred to under […***…], and […***…], as more specifically referred to under […***…], or any Target with which it is replaced in accordance with Section 3.1.5, may be referred to herein as “Target 2”.

1.40 “Major Market” means each of […***…]. For purposes of this Agreement the term “[…***…]” means […***…].

1.41 “Marketing Authorization” means all approvals (including, without limitation, any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country.

1.42 “Multi-Specific Antibody” means an antibody or an antibody analogue, generated through the application of the Zymeworks Platform, that contains independent binding sites Directed to […***…].

1.43 “Net Sales” means, with respect to a Product, the gross amount invoiced by Lilly (including a Lilly Affiliate) or any sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for the Product in the Territory, less:

a) […***…];

b) […***…];

c) […***…];

d) […***…];

e) […***…];

f) […***…];

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g) […***…]; and

h) […***…] which are in accordance with U. S. Generally Accepted Accounting Principles (U.S. GAAP).

Such amounts shall be determined from the books and records of Lilly or sublicensee, maintained in accordance with U. S. GAAP or, in the case of sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredients), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the mutually agreed (by the Parties) percentage of the Net Sales of the Combination Product, based on the relative value and/or cost of the Product and other product(s) in such Combination Product provided; however, that in the event the Parties cannot, in spite of good faith efforts, mutually agree to such a percentage, then such percentage shall be equal to fifty percent (50%) of the Net Sales of the Combination Product.

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The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.44 “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement

1.45 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including, without limitation, pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.46 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.47 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.48 “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

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1.49 “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.50 “Product” means a pharmaceutical preparation in final form containing one or more Antibody(ies). For clarity, a Product includes any formulation, delivery device, or dispensing device required for effective use of the Product (collectively the “Product Delivery Mechanism”) provided, however, notwithstanding anything to the contrary herein, the Parties agree that any Patent Rights that claim solely the Product Delivery Mechanism and no other component or aspect of the Product shall be deemed to not Cover the Product for purpose of determining the Royalty Term as set forth in Section 5.5.2 of this Agreement.

1.51 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.52 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority, other than an issued and unexpired Patent Right, including any new chemical entity exclusivity, pediatric exclusivity or orphan drug exclusivity.

1.53 “Related Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable. In no event shall Zymeworks be a Related Party with respect to Lilly or Lilly be a Related Party with respect to Zymeworks.

1.54 “Research Program Patent Rights” means any and all Patent Rights claiming an Invention arising from the Research Program that are Controlled by either Party or their respective Affiliates.

1.55 “Target” means any clinically relevant […***…] (or portion thereof).

1.56 “Territory” means all of the countries and territories in the world.

1.57 “Third Party” means any Person other than Lilly or Zymeworks or an Affiliate of Lilly or Zymeworks.

1.58 “United States” or “US” means the United States of America and its territories and possessions.

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1.59 “USD” and “$” means United States dollars.

1.60 “Valid Patent Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within the Zymeworks Patent Rights or the Research Program Patent Rights which has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.61 “Zymeworks Internal Program” means a bona fide internal research, development or commercialization program undertaken by Zymeworks with respect to a Target, with respect to which, as of the date of Replacement Target nomination under Section 3.1.5 for such Target (the “Receipt Date”), a Zymeworks internal product candidate Directed To such Target has been generated and that (a) as of or prior to the Receipt Date, Zymeworks or an Affiliate of Zymeworks […***…] of such Zymeworks internal product candidate or (b) as of the Receipt Date, Zymeworks […***…] involving such internal product candidate under such Zymeworks Internal Program in a sustained manner consistent with Zymeworks’ other internal programs at similar stages of research and development.

1.62 “Zymeworks Intellectual Property” means the Zymeworks Patent Rights and the Zymeworks Know-How.

1.63 “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date and during the Term of the Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to Lilly in: (i) carrying out the activities assigned to it under the Research Program or (ii) developing, manufacturing or commercializing Products (including developing and manufacturing of any Antibody for inclusion in such Products).

1.64 “Zymeworks Patent Rights” means any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (including without limitation Patent Rights Controlled by Zymeworks claiming Zymeworks Inventions) as of the Effective Date and during the Term of the Agreement, which (a) are necessary or reasonably useful for the use or exploitation of the Zymeworks Platform for carrying out the Research Program or (b) claim the manufacture, use, sale or importation of any Antibody (including, the make, use, offer to sell, sell, and import Antibodies).

1.65 “Zymeworks Platform” means Zymeworks’ proprietary antibody engineering tools and capabilities and the amino acid mutations included therein used to generate antibodies consisting of […***…] and/or […***…].

1.66 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

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Definition	Section/Exhibit
Accounting Firm	6.4.2(a)
Agreement	Preamble
Agreement Payments	6.3
Challenge Countries	10.2.3
Claims	13.1
Code	11.4
Commercialization Milestone Event	5.4
Commercialization Milestone Payment	5.4
Confidentiality Agreement	15.13
Controlling Party	7.3.4
Development Milestone Event	5.3
Development Milestone Payment	5.3
Dispute	15.5.1
Effective Date	Preamble
Excluded Claim	15.5.5
Expenses and Payments	6.4.2(a)
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
Infringement	7.3.1
JSC	4.3
Lilly Challenged Zymeworks Patent Rights	10.2.3
Lilly Indemnified Party	13.1
Lilly RP Termination Decision	10.2.1(b)
Lilly Sequences	3.1.3(a)
Losses	13.1
Notice of Dispute	15.5.1
Party	Preamble
Parties	Preamble
Project Leader	4.1
prosecution	7.2.1
Replacement Target	3.1.5
Research Plan	3.1.3
Research Program	3.1.1
Research Program Term	3.1.2
Royalty	5.5.1
Target 2	1.39
Target 2 Replacement Term	3.1.5
Taxes	6.3
Term	10.1
Third Party Expenses	5.2.2

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Definition	Section/Exhibit
Third Party Expense Threshold	5.2.2
Zymeworks	Preamble
Zymeworks Indemnified Party	13.2

1.67 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (h) neither Party shall be deemed to be acting on behalf of the other Party.

2. GRANT OF LICENSES

2.1 Licenses to Lilly. Subject to the terms and conditions of this Agreement,

2.1.1 Conduct of the Research Program. Zymeworks hereby grants to Lilly a license, including the right to sublicense to Affiliates of Lilly and Third Parties undertaking activities hereunder on Lilly’s behalf, under the Zymeworks Intellectual Property (including Zymeworks’ interest in Joint Inventions) solely for Lilly to perform those activities assigned to Lilly under the Research Program.

2.1.2 For Products. Zymeworks hereby grants to Lilly an exclusive license under the Zymeworks Intellectual Property (including Zymeworks’ interest in Joint Inventions) to (a) make, use and import Antibodies for incorporation into Products and (b) make, use, offer to sell, sell, and import Products in the Field in the Territory as of the Effective Date and during

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the Term of the Agreement. Notwithstanding anything to contrary in this Agreement, during the Term of this Agreement, Zymeworks agrees that it shall neither: (i) make, use, offer to sell, sell, and import Products and/or Antibodies in the Field in the Territory; nor (ii) grant any rights to Zymeworks Intellectual Property to any Affiliate, sublicensee or other Third Parties to make, use, offer to sell, sell, and import Products and/or Antibodies in the Field in the Territory.

2.1.3 Modifications. The foregoing license shall include the right to modify the Antibodies; provided that such modifications shall in no event modify the amino acid mutations included in the Antibodies if such modification would infringe upon a Valid Claim of a Zymeworks Patent Right that claims subject matter that was not generated or conceived under the Research Program. Conversely, however, this license shall include the right to modify the Antibodies […***…] using Zymeworks Know-How and Zymeworks Patent Rights that were generated or conceived under the Research Program provided that such use would not infringe a Valid Claim of a Zymeworks Patent Right that claims subject matter that was not generated or conceived under the Research Program.

2.1.4 Sublicenses. The license granted to Lilly in Section 2.1.2 includes the right to grant sublicenses through multiple tiers, provided that each sublicense granted by Lilly shall be consistent with the terms and conditions of this Agreement. Lilly shall, upon Zymeworks’ written request to Lilly, provide Zymeworks with prompt notice of any such sublicenses that it grants. Lilly shall be and remain responsible to Zymeworks for the performance of each sublicensee under such sublicense.

2.2 License to Zymeworks. During the Research Program Term and subject to the terms and conditions of this Agreement, Lilly hereby grants Zymeworks a non-exclusive license to make, use and otherwise exploit subject matter within the Know-How and Patents Controlled by Lilly or its Affiliates (including Lilly’s interest in Joint Inventions) solely for Zymeworks to perform those activities assigned to it under the Research Program or otherwise cooperate with Lilly hereunder. The license granted under this Section 2.2 shall not include the right to sublicense; provided, however, that the use by Zymeworks of contractors shall not be construed as a sublicense.

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates. For clarity, except for rights necessary for Zymeworks to carry out its responsibilities under the Research Program as contemplated hereunder, Lilly is not granting Zymeworks any rights, implicitly, explicitly or otherwise to use the Lilly Target Pair for any purpose. Subject to the licenses explicitly granted to Lilly hereunder and the other terms and conditions of this Agreement, Zymeworks will retain all rights under the Zymeworks Intellectual Property. Without limiting the foregoing and notwithstanding anything herein to the contrary

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(except as provided in this Section 2.3 or Section 8.4 below), the licenses granted to Lilly in this Agreement do not include the right to utilize or otherwise exploit the Zymeworks Platform to independently develop or modify Antibodies or to modify or improve the Zymeworks Platform. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with Zymeworks, Lilly is not forfeiting any rights that Lilly may have including, without limitation, its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

3. RESEARCH PROGRAM AND DEVELOPMENT AND

COMMERCIALIZATION OF PRODUCTS

3.1 Research Program.

3.1.1 General. Lilly and Zymeworks shall conduct a program to generate and optimize antibodies or antibody analogues Directed To the Lilly Target Pair using the Lilly Sequences and the Zymeworks Platform for applications in the Field on a collaborative basis and in accordance with the Research Plan (the “Research Program”). The Research Program shall be coordinated by the Parties through the JSC.

3.1.2 Research Term. The Research Program shall commence on the Effective Date and shall conclude twelve (12) months after the commencement of Part A – Project Initiation of the Research Plan (such period, the “Research Program Term”) provided that the Parties agree, notwithstanding the foregoing, that commencement of the Research Program Term in no event shall be deemed to have occurred any earlier than such time as Lilly has delivered to Zymeworks at least one of the Lilly Sequences as described in Section 3.1.3(a) of this Agreement. The Research Program Term may be extended by up to six (6) additional months upon mutual written agreement of the Parties, and Zymeworks shall charge no additional upfront fee or milestone to Lilly in connection with such extension.

3.1.3 Research Plan. The Research Program shall cover the following activities, as set forth in further detail in a written research plan agreed to by the Parties in writing (the initial plan for the Research Program is attached hereto as Exhibit 3.1.3, which may be amended from time to time with the mutual written consent of the Parties, such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the “Research Plan”):

(a) Lilly will provide to Zymeworks at least one (1) and up to three (3) antibody nucleic acid or amino acid sequences Directed To each Target in the Lilly Target Pair (the “Lilly Sequences”). Each Lilly Sequence shall consist […***…] sequence that encodes […***…] within the Lilly Target Pair. The Lilly Sequences shall be provided to Zymeworks within […***…] days after the Effective Date.

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(b) Zymeworks will, subject to Section 5.2, apply the Zymeworks Platform to the Lilly Sequences as described in the Research Plan.

(c) Zymeworks or an Approved CRO of Zymeworks’ choice will, subject to Section 5.2, perform the initial rounds of cloning, expression and characterization work with respect to each Antibody as described within Part B or C of the Research Plan.

(d) Lilly or a contract research organization of Lilly’s choice will perform […***…].

3.1.4 Conduct of Research Program. Each Party:

(a) shall conduct its responsibilities under the Research Program, as assigned to it under the Research Plan and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within the Research Plan.

(b) conduct the Research Program in compliance with all Applicable Laws and in accordance with GLPs, GCPs and GRPs to the extent applicable.

(c) may utilize the services of its Affiliates and, to the extent permitted under Sections 3.1.3(c), 3.1.3(d) or 3.2, Third Parties to perform those activities assigned to it under the Research Program.

3.1.5 Replacement of Target 2. During the period commencing on the Effective Date and ending […***…] (the “Target 2 Replacement Term”), Lilly may replace Target 2 by providing Zymeworks with written notice referencing this Section 3.1.5 and nominating such replacement Target (each, a “Replacement Target”); provided that the selection of any Replacement Target shall be subject to the provisions of this Section 3.1.5; and provided further than Lilly may nominate […***…] Replacement Targets during the Target 2 Replacement Term. Provided that a Replacement Target is available in accordance with this Section 3.1.5, such Replacement Target shall become Target 2 for purposes of this Agreement, and Lilly shall cease to have any rights under this Agreement (including Section 3.5) with respect to any Target previously selected as Target 2. The Lilly Sequences Directed To any replacement Target 2 selected pursuant to this Section 3.1.5 shall be provided to Zymeworks within […***…] after such Replacement Target is nominated by Lilly. […***…] of Zymeworks’ receipt of Lilly’s notice of a Replacement Target that Lilly proposes to select as Target 2 pursuant to Section 3.1.5, Zymeworks shall provide Lilly with notice that the proposed Replacement Target is available or unavailable, and the basis for such status.

(a) Available Replacement Target. A proposed Replacement Target shall be available for purposes of this Section 3.1.5; provided that, at the time that Lilly notifies Zymeworks of the selection of such Replacement Target, the following circumstances are not applicable:

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(i) Zymeworks is […***…];

(ii) Zymeworks is […***…]; or

(iii) Zymeworks is […***…].

If any Replacement Target selected by Lilly to become Target 2 is so available, such Replacement Target shall become Target 2, and Lilly’s exclusivity under Section 3.5 shall apply with respect to such Target 2 as part of a corresponding Target Pair.

(b) Unavailable Target. A proposed Replacement Target shall be unavailable if Zymeworks is subject to any of the circumstances set forth in Section 3.1.5(a)(i), (ii) or (iii) above with respect to products incorporating antibody nucleic acid or amino acid sequences developed or optimized using the Zymeworks Platform that are Directed To such Replacement Target. If any such Replacement Target is so unavailable, such Target shall not be Target 2, and Lilly may propose another Replacement Target(s) as Target 2, subject to this Section 3.1.5. For purposes of clarity, in the event a nominated Replacement Target is unavailable such nomination shall not be considered a nomination of a Replacement Target for the purpose of determining whether Lilly has exceeded the limitation for the nomination of Replacement Targets as described above in this Section 3.1.5 of this Agreement.

3.1.6 Exchange of Know-How and Materials.

(a) To the extent any physical materials need to be delivered to a Party as may be determined by the JSC under this Agreement to enable that Party to perform its obligations under the Research Program the delivering Party shall arrange for prompt delivery of such physical materials in the manner determined by the JSC. The Party receiving such physical materials shall use the same for the sole purpose of conducting activities under the Research Program or otherwise exercising its rights and fulfilling its obligations hereunder and treat all such physical materials as Confidential Information of the delivering Party. Unless expressly agreed otherwise, physical materials so supplied by a Party to another Party pursuant to this Agreement shall be “AS IS” without warranty of any kind and shall not be used in any human application.

(b) Zymeworks will only provide to Lilly (1) the Antibodies and the sequences thereof to be provided in accordance with the Research Plan and description of the mechanism to generate such Antibodies (the “Research Program Work Product”) and (2) any additional Zymeworks Know-How that is reasonably required for Lilly to perform its obligations under the Research Program and progress the Products through preclinical development. For clarity (except as specifically provided in this Section 3.1.5(b), Zymeworks shall have no obligation to disclose or transfer to Lilly any Know-How or technology.

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(c) Lilly will only provide to Zymeworks (1) the Lilly Sequences and (2) any additional Know-How Controlled by Lilly that is reasonably required for Zymeworks to perform its obligations under the Research Program, in each case (i) and (ii) as specified in the Research Plan. For clarity (except as specifically provided in this Section 3.1.5(c)), Lilly shall have no obligation to disclose or transfer to Zymeworks any Know-How or technology.

3.2 Affiliates, Sublicensees and Contractors. Lilly, in utilizing the services of its Affiliates, sublicensees and contractors under this Agreement, may sublicense its rights under this Agreement in accordance with Section 2.1.4 and share Confidential Information with such Affiliates, sublicensees and contractors in furtherance of the Research Program and in undertaking development and commercialization activities under this Agreement, in each case in accordance with Article 8; provided, however, that Lilly shall remain responsible for such performance of its Affiliates, sublicensees and contractors and shall cause such Affiliates, sublicensees and contractors to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use.

3.3 Records and Reports.

3.3.1 Records. Each Party shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Program after the applicable activity, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by such Party in the performance of the Research Program.

3.3.2 Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.3.1, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Section 3.3.1, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. Upon reasonable request, each Party shall provide copies of the records described in Section 3.3.1, at the other Party’s request and expense. Lilly shall have the right to arrange with Zymeworks for its employee(s) or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Zymeworks and any of its contractors during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s); provided that any such visits shall occur no more frequently than once per Calendar Quarter.

3.4 Development and Commercialization by Lilly. Subject to the terms and conditions of this Agreement, Lilly (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right to further

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develop, manufacture and commercialize any Products upon the conclusion of the Research Program (including, subject to Section 2.3, the right to develop and manufacture Antibodies for incorporation into Products). Until […***…], Lilly shall use Commercially Reasonable Efforts to develop and commercialize Product(s). Until […***…], Lilly shall provide Zymeworks with written reports summarizing the then current development status of each Product as set forth in this Section 3.4 below.

3.4.1 Development. After the expiration of the Research Program Term until the first Product achieves a First Commercial Sale in at least one Major Market, with respect to each Product hereunder, for so long as Lilly is conducting development activities with respect to such Product, Lilly, upon written request by Zymeworks (such request may not occur more than once in any one calendar year) shall, provide to Zymeworks a high-level written summary describing the status of development activities that it has conducted during the previous six-month period and the activities planned to be conducted during the twelve (12) month period immediately following such written request.

3.4.2 Safety and Regulatory Obligations. Upon first submission of an IND for a Product, the Parties, upon Lilly’s request, will meet, if necessary, to evaluate safety and regulatory obligations related to the development of the Product.

3.5 Target Exclusivity. During the Research Program Term, the Parties will collaborate exclusively with each other (and not with any Third Party) with respect to developing antibodies Directed To the Lilly Target Pair. The Parties acknowledge and agree, without limiting the foregoing and without limiting the exclusive licenses explicitly granted to Lilly pursuant to Section 2.1 above, that each Party may, as of the Effective Date or in the future, […***…]. After the Research Program Term, Zymeworks shall collaborate exclusively with Lilly (and not with any Third Party) with respect to applying the Zymeworks Platform to antibodies Directed To the Lilly Target Pair, […***…]. Exclusivity with respect to antibodies Directed To the Lilly Target Pair under this Section 3.5 shall […***…]. Provided, however, that under no circumstances, shall Zymeworks use then Zymeworks Intellectual Property to make, use, sell, offer to sell or import Antibodies or Products or use any Antibodies to make, use, sell, offer to sell or import other products. For clarity, nothing in this Section 3.5 shall grant either Party any rights under any Patent Rights, Know-How or other intellectual property rights Controlled by the other Party or its Affiliates for purposes set forth in this Section 3.5.

3.6 Meeting upon Completion of Research Program. Within […***…] days of the completion of the Research Program, the Parties shall meet to discuss the results of the Research Program and Lilly’s plans for progressing the development and commercialization of the Antibodies and the Products.

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4. GOVERNANCE

4.1 Project Leader. Within […***…] days of the Effective Date, Lilly and Zymeworks will each assign one (1) employee to serve as primary point of contact between the Parties with respect to the Research Program (each, a “Project Leader”). The Project Leaders shall regularly communicate with each other to address Research Program-related issues, needs and updates. Either Party, upon prior notice to the other Party, may change its Project Leader. Except for those Disputes that are subject to the purview of the JSC, prior to submitting any Dispute to the dispute resolution mechanism set forth in Section 15.5, the Project Leaders shall attempt, for a period of […***…] days, to resolve such Dispute.

4.2 Alliance Manager. Within 30 days of the Effective Date, each Party shall also appoint an individual to act as the Alliance Manager for such Party. Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC and any sub-committee as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement (other than the activities/responsibilities of the Project Leader outlined in Section 4.1. above) and shall help facilitate all such activities hereunder.

4.3 Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date, a Joint Steering Committee (the “JSC”) to oversee and coordinate the activities of the Parties under the Research Program. The JSC shall be comprised of two (2) employees from Lilly and two (2) employees from Zymeworks. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research Program. One (1) of the members of the JSC appointed by Lilly shall be designated the JSC Chair. The JSC Chair will be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC shall be promptly disbanded upon completion of the Research Program.

4.4 JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every […***…] months until expiration of the Research Program Term. The location for meetings shall alternate between Zymeworks and Lilly facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party

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may also call for special meetings to resolve particular matters requested by such Party. The JSC Chair or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. Lilly shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have […***…] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify Lilly that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

4.5 JSC Functions. The JSC’s responsibilities with respect to the Research Program are as follows:

(a) Overseeing and coordinating the activities of the Parties under the Research Program;

(b) Facilitating the exchange of Know-How and materials as required hereunder;

(c) Periodically reviewing the progress of the Research Program; and

(d) Updating or modifying the Research Plan.

(e) Approving the achievement of Development Milestone 1.

(f) JSC Disputes. The JSC will endeavor to make decisions by consensus, with each of Lilly and Zymeworks having one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, then the matter may be escalated by either Party to designated officers of both Lilly and Zymeworks with appropriate decision making authority for resolution in accordance with Section 15.5. In the event the designated officers are unable to resolve the issue within […***…] days, Lilly has and shall have the right to make the final decision with respect to such dispute, provided that Lilly will not have the right to unilaterally revise the Research Plan or to obligate Zymeworks to perform any task or expend any resources outside of or beyond its express obligations under this Agreement. For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the SSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

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5. FINANCIAL PROVISIONS

5.1 Upfront Payment. In consideration of Zymeworks’ granting of the licenses and rights to Lilly under this Agreement, Lilly shall pay to Zymeworks a one-time, non-refundable upfront payment of One Million US dollars (USD $1,000,000) within […***…] following the Effective Date.

5.2 Expenses. Zymeworks and Lilly shall each bear all expenses it incurs in performance under this Agreement, except as expressly set forth in this Agreement. Lilly shall provide FTE funding to Zymeworks in support of the Research Program and shall reimburse Zymeworks for all Third Party expenses incurred by Zymeworks but only to the extent as specifically provided for in the Research Plan and in accordance with the Research Plan and Section 5.2 of this Agreement.

5.2.1 FTE Funding. The FTE funding to be provided by Lilly shall be based on the FTE Rate and actual hours worked by Zymeworks FTEs on the Research Program, including for purposes of any needed design cycle iterations and any initial rounds of cloning and expression work in which Zymeworks participates, as supported by approved time sheets for such FTEs coded to the Research Program after review and approval by Lilly, such approval not to be unreasonably withheld. For clarity, Lilly shall provide Zymeworks funding for all Zymeworks FTEs engaged in the Research Program; provided that Lilly shall not be responsible for funding more than three (3) FTEs in any given month during the Research Program Term, unless otherwise agreed by Lilly in writing (such agreement not to be unreasonably withheld).

5.2.2 Third Party Expenses. Costs associated with subcontractors (including Approved CROs) and other Third Party expenses, including Project-specific reagents, instrumentation costs and laboratory costs, incurred by Zymeworks with respect to the Research Program (collectively, “Third Party Expenses”) will be passed through to Lilly at cost without markup. Third Party Expenses shall not exceed (a) […***…] dollars ($[…***…]) prior to achievement of Gate 1 in the Research Plan or (b) […***…] dollars (USD $[…***…]) during the conduct of Part C(iv) of the Research Plan, in each case unless otherwise agreed by Lilly in writing (such agreement not to be unreasonably withheld) (each of (a) and (b), a “Third Party Expense Threshold”). Notwithstanding the foregoing, in the event that Lilly nominates […***…], the Third Party Expense Threshold(s) shall reset such that another […***…] dollars ($[…***…]) applies with respect to the applicable period or periods. Zymeworks shall invoice Lilly for Third Party Expenses on a quarterly basis and shall provide a report to Lilly setting forth such expenses in reasonable detail and any supporting invoices relating thereto, together with each such invoice provided to Lilly. Lilly shall pay such invoices within […***…] days of receipt.

5.3 Development Milestones. Within […***…] after the first achievement of each milestone event set forth in the table below for each Product (each, a “Development Milestone Event”), Lilly shall make the corresponding milestone payment to Zymeworks (each, a

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“Development Milestone Payment”). For clarity, each Development Milestone Payment […***…].

	Development Milestone Events	Milestone Payments

1.	[ *** ]	USD $1.0 Million

2.	[ *** ]	USD $2.0 Million

3.	[ *** ]	USD $[ *** ]

4.	[ *** ]	USD $[ *** ]

	Total Possible Development Milestone Payments per Product	USD $11.0 Million

5.4 Commercialization Milestones. Within […***…] after the first achievement of each milestone event set forth in the table below for each Product (each, a “Commercialization Milestone Event”), Lilly shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”):

	Commercial Milestone Events	Milestone Payments
1.	[ *** ]	USD $[ *** ]
2.	[ *** ]	USD $[ *** ]
3.	[ *** ]	USD $[ *** ]

For clarity, each of the foregoing Commercial Milestone Payments […***…].

5.5 Royalties.

5.5.1 Patent Royalty Payments. Lilly shall pay Zymeworks a royalty (each such royalty payment, a “Royalty”) on Net Sales of each Product at the rates set forth below:

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Annual Worldwide Net Sales on a Product-by-Product basis	Royalty Rate

USD $[ *** ] to USD $[ *** ]	[ *** ]%

Above USD $[ *** ]to USD $[ *** ]	[ *** ]%

Above USD $[ *** ]	[ *** ]%

5.5.2 Royalty Term. The Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Royalty Term”); provided that in the event of […***…], then the Royalty payable with respect to Product sales in such country shall be reduced by […***…] percent ([…***…]%) during the Royalty Term for so long as such […***…].

6. REPORTS AND PAYMENT TERMS

6.1 Payment Terms.

6.1.1 Milestone Payments. Within […***…] of the JSC determining (as reflected in its minutes) that Development Milestone Event 1 (in the table in Section 5.3) has been achieved, Lilly shall pay to Zymeworks the corresponding Milestone Payment. Lilly shall provide Zymeworks with notice of the achievement of each other Development Milestone Event and Commercial Milestone Event within […***…] thereafter and make the corresponding Milestone Payment within […***…] after such achievement.

6.1.2 Royalties. During the Term, following the First Commercial Sale of a Product, Lilly shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold by Lilly and its Related Parties during the reporting Calendar Quarter and the Royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Royalties paid by Lilly with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the Net Sales of each Product, and the Royalties (in US dollars) payable and in total for all Products and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than […***…] following the end of each Calendar Quarter. Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

6.1.3 Invoices. Except as otherwise provided herein, amounts shall be due and payable within […***…] days of receipt of invoice therefor.

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6.2 Payment Currency / Exchange Rate. All payments to be made by Lilly to Zymeworks under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to Lilly. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Lilly’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.

6.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, Zymeworks shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Lilly to Zymeworks under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, Lilly shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Lilly shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Lilly shall provide Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes.

6.4 Records and Audit Rights.

6.4.1 Records. Lilly will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Royalties. Each Party will keep (and will cause its Related Parties to keep) complete, true and accurate books and records in sufficient detail to allow the other Party to confirm those expenses incurred by the first Party and its Related Parties for which the other Party is obligated to pay under this Agreement. Each Party will keep such books and records for at least […***…] years following the end of the Calendar Year to which they pertain.

6.4.2 Audit Rights.

(a) Each Party (the “Auditing Party”) shall have the right during the […***…] described in Section 6.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to the other Party to inspect or audit the relevant records of the other Party (the “Audited Party”) and its Affiliates to verify that the amount of such expenses and payments (“Expenses and Payments”) were correctly determined. The Audited Party and its Related Parties shall each

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make its records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Auditing Party, solely to verify the expenses and payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by the Auditing Party more than once in any Calendar Year and may cover a period ending not more than […***…] prior to the date of such request. All records made available for inspection or audit shall be deemed to be Confidential Information of the Audited Party. The results of each inspection or audit, if any, shall be binding on both Parties. The Auditing Party shall bear the full cost of such audit unless such audit discloses at least a […***…]percent ([…***…]%) shortfall that exceeds at least […***…] dollars ($[…***…]), in which case the Audited Party will bear all reasonable costs and expenses of the audit. The Auditing Party will be entitled to recover any shortfall in payments as determined by such audit. Similarly, if the audit reveals an overpayment, the Audited Party will be entitled to recover such overpayment as determined by such audit as actually received by the Auditing Party. Any underpayment or overpayment as determined under this Section 6.4.2(a) shall be promptly (but in any event no later than […***…] after the Audited Party’s receipt of the Accounting Firm’s report so concluding) paid to the Party entitled to payment hereunder.

(b) The Accounting Firm will disclose to the Auditing Party only whether the Expenses and Payments are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Auditing Party without the prior consent of the Audited Party unless disclosure is required by Applicable Laws or judicial order. The Audited Party is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to the Audited Party.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Inventions. Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 7. Determination of inventorship of Inventions shall be made in accordance with US laws. Each Party will continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or created or obtained outside the scope of this Agreement, or which it licenses to the other Party under this Agreement. For clarity, as between the Parties and notwithstanding anything herein to the contrary, Lilly shall have and retain ownership of the Lilly Sequences and any Inventions related solely to the Lilly Sequences, and Zymeworks shall retain all rights in the Zymeworks Platform and any Inventions comprising improvements thereto. For clarity, all antibody mutations created or introduced by Zymeworks using the Zymeworks Platform will comprise improvements thereto and will be owned by Zymeworks, subject to the licenses set forth in Section 2.1; provided, however, that the physical embodiment of all Antibodies shall be owned by Lilly, subject to the rights and licenses granted to Zymeworks hereunder, including pursuant to Section 2.2. Except as otherwise provided in the foregoing sentence, Inventions that are made solely by Zymeworks (and all intellectual property rights therein, including the Patent Rights claiming

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them) shall be owned solely by Zymeworks; Inventions that are made solely by Lilly (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Lilly; and Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties. Subject to Article 2 and Article 11, each Party has the right to grant licenses under such Joint Inventions (and the Joint Patent Rights) to any Third Party without the consent of, or accounting to, the other Party.

7.2 Patent Prosecution and Maintenance.

7.2.1 Definitions. As used in this Section 7.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.2.2 Zymeworks Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks agrees that its filings with respect to the Zymeworks Patent Rights will not incorporate data or information specific to the Antibodies. Zymeworks shall keep Lilly reasonably advised with respect to the status of the filing, prosecution and maintenance of the Zymeworks Patent Rights and, upon Lilly’s request, shall provide copies of material submissions to any patent office related to the filing, prosecution and maintenance of the Zymeworks Patent Rights. Zymeworks shall promptly give notice to Lilly of the grant, lapse, revocation, surrender, invalidation or abandonment of any Zymeworks Patent Rights licensed to Lilly under this Agreement. Notwithstanding the foregoing, Lilly shall have the first right (but not the obligation) to control the preparation, filing, prosecution and maintenance of Patent Rights claiming subject matter generated or conceived under the Research Program to the extent such Patent Rights are specific to the Antibodies or the Products, including, without limitation, therapeutic methods, pharmaceutical compositions, methods of manufacture, product by process, and also including the genetic sequence of the Antibodies.

7.2.3 Joint Patent Rights.

(a) Lilly, at Lilly’s expense, shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights. Lilly shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the Joint Patent Rights and shall provide copies of material submissions to any patent office in any Major Market related to the filing, prosecution and maintenance of the Joint Patent Rights to Zymeworks for review and comment. Such copies shall be provided in advance of submission to the extent reasonably practicable. Lilly shall take into consideration any comments from Zymeworks; provided, however, that the Parties acknowledge and agree that if there is any dispute between the Parties regarding such patent matters, Lilly’s decision shall be

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final. Lilly shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights.

(b) Lilly may elect not to file or to cease prosecution or maintenance of Joint Patent Rights on a country-by-country basis, and if it does so, Lilly shall give timely notice to Zymeworks. Zymeworks may by notice to Lilly assume filing for, prosecution or maintenance of such Joint Patent Rights at Zymeworks’ expense, in which case Lilly shall promptly assign to Zymeworks all of its rights, title and interest (except as provided below) in and to such Joint Patents, and such Joint Patents shall no longer be subject to the exclusive licenses set forth in Section 2.1; provided, however, the Parties acknowledge and agree that Lilly shall still retain its joint ownership rights in such Joint Patents and, therefore, shall retain the right to use and otherwise exploit such Joint Patent Rights in a manner consistent with its joint ownership interest in such Joint Patent Rights; and provided further that claims within such Joint Patent Rights shall remain within the definition of Valid Patent Claim (subject to the limitation set forth in such definition) for purposes of determining the Royalty Term and whether a Royalty is owed on a particular Product pursuant to Section 5.5 of this Agreement.

7.2.4 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in Section 7.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the Zymeworks Patent Rights shall be the Confidential Information of Zymeworks and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties.

7.3 Enforcement and Defense.

7.3.1 Notice. Each Party shall provide prompt notice to the other Party of any infringement of Zymeworks Patent Rights or Joint Patent Rights which cover a Product then under development or being commercialized of which such Party becomes aware (an “Infringement”). Subject to the provisions of Sections 7.3.2, 7.3.3, 7.3.4, Lilly and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Lilly and Zymeworks, to terminate any such Infringement of a Zymeworks Patent Right or Joint Patent Right; provided, however, if the Parties cannot agree to the specific course of action the provisions of Sections 7.3.2, 7.3.3 and 7.3.4 shall continue to apply.

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7.3.2 Zymeworks Patent Rights. Except as otherwise provided below in this Section 7.3.2, Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify Lilly of such enforcement actions. If Zymeworks fails to bring or defend any such action against an Infringement within (a) […***…] days following the notice of alleged Infringement or (b) […***…] days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Lilly shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding the foregoing, for clarity, Lilly shall have the first right (but not the obligation) to control the enforcement of Patent Rights claiming subject matter generated or conceived under the Research Program solely to the extent such Patent Rights are specific to the Antibodies or the Products, including the genetic sequence of the Antibodies. If Lilly fails to bring or defend such an action within (a) […***…] days following the notice of the alleged infringement or (b) […***…] days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice. In no event shall Lilly admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.2, fail to defend the validity of, any Zymeworks Patent Rights without Zymeworks’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.3.3 Joint Patent Rights. Lilly shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to such Infringement at its own expense and by counsel of its own choice reasonably acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lilly fails to bring or defend such action within (a) […***…] days following the notice of alleged Infringement or (b) […***…] days before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.3, fail to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.

7.3.4 Infringement Action. In the event a Party brings an Infringement action in accordance with this Section 7.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, including by providing information and materials, at the Controlling Party’s request and expense and if required to bring such action, the furnishing of a power of attorney or being named as a party. The other Party shall cooperate fully, including,

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if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any Infringement action under this Section 7.3 relating to Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

7.3.5 Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both Lilly and Zymeworks in connection with or as a result of any action contemplated by this Section 7.3 involving Product or Antibodies licensed to Lilly herein, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the portion of any recovery remaining, whether by settlement or judgment, that is allocable to an Infringement shall be shared between Lilly and Zymeworks in the same proportion to the share of profits each would have been entitled to under this Agreement had the remaining recovery represented Lilly sales of Product taking into consideration all costs and expenses Lilly would have incurred in making any such sales. For purposes of clarity, the provisions of this Section 7.3.5 shall not apply to infringement actions that are not involved with or based on the manufacture, use and/or sale (i.e., make, use, offer to sell, sell and/or import) the Products and/or Antibodies licensed under this Agreement, and all recoveries for such other infringement actions shall: (i) with respect to the Zymeworks Patent Rights, be retained by, or paid to, Zymeworks; and (ii) with respect to Joint Patent Rights, be retained by Lilly and Zymeworks equally (and in each case of (i) and (ii), above) after recovering costs and expenses in the same manner as described in subsections (a) and (b), above.

7.3.6 Notice. In the event that either Party (i) receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”), whether or not such notice or copy is provided under any Applicable Laws (including under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), the United States Patient Protection and Affordable Care Act or implementing FDA regulations and guidance) applicable to the approval or manufacture of any biosimilar or interchangeable biological product (a “Proposed Biosimilar Product”) for which a Product is a “reference product,” as such term is used in the BPCIA, or (ii) otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), then such Party shall promptly provide the other Party with written notice. If a Party with the right to initiate legal proceedings under this Agreement lacks standing to do so (or lacks the right under the BPCIA to do so) and the other Party has standing (or the sole right under the BPCIA) to initiate such legal proceedings, such Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

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7.3.7 Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Antibodies or the Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall discuss entering into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.

8. CONFIDENTIALITY

8.1 Duty of Confidence. During the Term and for […***…] years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

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8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1 such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

8.3.2 disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 7 or disclosure by Lilly or a Lilly Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.3 disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations; or

8.3.4 disclosure to potential or actual investors or potential or actual acquirers in connection with due diligence or similar investigations by such Third Parties (provided that, with respect to investors, Zymeworks remains a privately held company and has not been otherwise acquired by a Third Party); provided, in each case, that any such potential or actual investor or acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party. Notwithstanding the preceding, Zymeworks shall not disclose the Lilly Target Pair or other data generated by Lilly and disclosed to Zymeworks hereunder (in each case which is not within the scope of any of the exceptions set forth in Sections 8.2.1-8.2.4) to investors or prospective acquirers without Lilly’s prior written permission; except that Zymeworks may disclose the Lilly Target Pair to a potential or actual acquirer as part of the advanced stages of diligence conducted in connection with an acquisition, the material terms of which have been proposed to the Zymeworks board of directors and the board has agreed to proceed with the negotiation of such acquisition, provided that the prospective acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to Zymeworks.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise

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subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

8.4 Lilly’s Right to use Confidential Information for Research Purposes. Notwithstanding anything in this Article 8 to the contrary and without limiting license rights granted to Lilly under Article 2, beginning […***…] months after the initiation of the Research Program, Lilly will also have the right (i.e., a nonexclusive license) to use Zymeworks’ Confidential Information disclosed in connection with the Research Program that comprises the Research Program Work Product solely for its own internal research and development purposes related to other products; provided that such use would not infringe a Valid Claim of a Zymeworks Patent Rights or any other Patent Rights Controlled by Zymeworks that claims subject matter that was not first conceived under the Research Program. For clarity, the foregoing provisions of this Section 8.4 shall not be deemed to grant Lilly any rights or licenses under any Valid Claim of any Patent Rights Controlled by Zymeworks or its Affiliates that claims subject matter first conceived outside of the Research Program.

9. PUBLICATIONS AND PUBLICITY

9.1 Publications.

9.1.1 Lilly shall have the right to publish the results of the Research Program with respect to the Products or Antibodies in accordance with this Section 9.1. Except for disclosures permitted pursuant to Article 8 or this Article 9, a Party, its employees or consultants wishing to make a publication of the results of its activities under this Agreement that contains the other Party’s Confidential Information, shall deliver to such Party a copy of the proposed written publication or an outline of an oral disclosure at least […***…] days prior to submission for publication or presentation.

9.1.2 Notwithstanding Section 9.1.1, the reviewing Party shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation by the other Party, and/or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If a reviewing Party requests such a delay, the other Party shall delay submission or presentation for a period of […***…] days to enable patent applications or other registrations protecting the reviewing Party’s rights in such information to be filed in accordance with Article 7.

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9.2 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any the activities under the Research Program conducted hereunder without the prior written consent of the other Party, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding the achievement of any milestone event under Section 5.3 or 5.4, Zymeworks will provide Lilly with no less than […***…] in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 10.2 or Section 10.3) will expire on the expiration of the last-to-expire Royalty due under Section 5.5. Upon expiration of this Agreement (but not termination), the licenses granted to Lilly under this Agreement shall become non-exclusive (with right to sublicense), fully paid-up, perpetual licenses.

10.2 Termination by Lilly.

10.2.1 During the Research Program Term.

(a) Lilly has the right during the Research Program to terminate the Agreement in its sole discretion upon […***…] days prior notice to Zymeworks.

(b) In the event Lilly decides to terminate the Research Program prior to the expiration of the Research Program (the “Lilly RP Termination Decision”), (i) Lilly shall promptly cease any and all activities under the Research Program, and (ii) as of the Lilly RP Termination Decision, (A) Lilly shall have no right or obligation under this Agreement, to pursue or achieve any further Milestone Event (except as may occur as a result of completing an on-going experiment), (B) Lilly shall pay any further Milestone Payments for Milestone Events achieved prior to the Lilly RP Termination Decision, or thereafter as a result of an ongoing experiment commenced prior to the Lilly RP Termination Decision, and (C) Lilly shall have no further rights under Section 8.4 to use Zymeworks’ Confidential Information for internal research and development purposes.

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10.2.2 After the Research Program Term. Notwithstanding anything contained in this Agreement to the contrary, Lilly shall have the right, after the Research Program Term, to terminate this Agreement at any time in its sole discretion upon […***…] days advance notice to Zymeworks.

10.2.3 Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that Lilly or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights (the specific Zymeworks Patent Rights challenged by Lilly or its Affiliates constituting the “Lilly Challenged Zymeworks Patent Rights”), then Zymeworks, at its discretion, may give notice to Lilly that Zymeworks will terminate the licenses granted to Lilly under Section 2.1 with respect to (and only to) the Lilly Challenged Zymeworks Patent Rights in any or all countries in the Territory in which Lilly or its Affiliates is specifically challenging the Lilly Challenged Zymeworks Patent Rights (collectively, the “Challenge Countries”) unless such challenge is withdrawn, abandoned, or terminated (as appropriate) without prejudice within […***…] days. In the event that Lilly or its Affiliates (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] day period, Zymeworks may terminate the license granted to Lilly under Section 2.1 with respect to the Lilly Challenged Zymeworks Patent Rights in any or all Challenge Countries in the Territory.

10.3 Termination for Cause. If either Lilly or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within[…***…] days after receipt of such notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement immediately by giving notice to the breaching Party to such effect.

11. EFFECTS OF TERMINATION

11.1 Termination of Agreement. If this Agreement terminates for any reason, then no later than […***…] days after the effective date of such termination, Lilly shall pay all amounts then due and owing (except that Lilly shall have the right to offset any monies owed to Lilly by Zymeworks, if any) as of the termination date and each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes. In the event of termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 11.2), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

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11.2 Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1 (for interpretation purposes only), 6 (to the extent that any amounts payable accrued prior to the effective date of such expiration/termination and remain unpaid), 8, 9, 10.1, 11, 13 and 15 and Sections 2.3, 3.3, 7.1 and 12.3 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement.

11.3 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

12. REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

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12.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

12.1.4 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2 Representations, Warranties and Covenants by Zymeworks. Zymeworks represents, warrants as of the Effective Date and covenants to Lilly as follows:

12.2.1 Zymeworks has the right to grant to Lilly the licenses under Section 2.1 that it purports to grant hereunder including under the Zymeworks Know-How;

12.2.2 Zymeworks has not granted, and will not grant during the Term, rights (or other encumbrances) to any Third Party under the Zymeworks Intellectual Property, or Joint Inventions that conflict with the rights granted to Lilly hereunder;

12.2.3 As of the Effective Date: (a) Zymeworks has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Zymeworks Patent Rights or Zymeworks’ rights therein; and (b) Zymeworks is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Zymeworks is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party as would reasonably be expected to result in a material adverse effect upon the ability of Zymeworks to fulfill any of its obligations under this Agreement;

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12.2.4 There are no claims, actions, or proceedings pending or, to Zymeworks’ knowledge, threatened; nor, to Zymeworks’ knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Zymeworks or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Zymeworks’ ability to conduct the Research Program or to grant the licenses or rights granted to Lilly under this Agreement.

12.3 Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY ANTIBODY OR PRODUCT WILL BE SUCCESSFUL.

12.4 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13. INDEMNIFICATION AND LIABILITY

13.1 Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold Lilly and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Lilly Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Lilly Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Lilly Indemnified Party (including without limitation product liability claims) arising or resulting from: (a) the research or development of the Antibodies by or on behalf of Zymeworks or its Affiliates under this Agreement (excluding Lilly and its Related Parties); (b) the negligence or willful misconduct of Zymeworks or its Affiliates pursuant to this Agreement, or (c) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to Lilly under this Agreement. Zymeworks is only obliged to so indemnify and hold the Lilly Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of Lilly or its Related Parties.

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13.2 Indemnification by Lilly. Lilly shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including without limitation product liability claims) arising or resulting from: (a) the research, development or commercialization of Antibodies or Products by or on behalf of Lilly or its Affiliates, licensees or sublicensees (excluding Zymeworks and its Related Parties) under this Agreement; (b) the negligence or willful misconduct of Lilly or its Affiliates pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by Lilly to Zymeworks under this Agreement. Lilly is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks or its Related Parties.

13.3 Indemnification Procedure.

13.3.1 Any Lilly Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

13.3.2 Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within […***…] days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

13.3.3 The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

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13.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

13.5 Zymeworks’ Insurance. Zymeworks, at its own expense, shall maintain liability insurance in an amount adequate to cover its obligations under this Agreement during the Term. Zymeworks shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Lilly upon request.

14. COMPLIANCE

14.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

14.2 Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 10.3; however, under such circumstances, such termination shall be the sole remedy for such terminating-Party and such terminating-Party shall not be entitled to any other remedy under law or equity. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

14.3 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

14.4 Anti-Bribery Commitments. Without limiting the other obligations of the Parties set forth in this Section, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not given, offered, promised, or authorized, and will not give, offer, promise, or authorize, any payment, benefit, or gift of money or anything else of value, directly or through a third party, to (i) any Government or Public Official, as

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defined below; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be given, offered or promised, directly or indirectly, to anyone describe in terms (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of the Parties, for purposes of influencing any act or decision of such individual in his official capacity, inducing such individual to do or omit to do any act in violation of the individual’s duty, inducing the individual to use the individual’s official influence with a government to affect or influence an act or decision of the government, or to secure any improper advantage in order to assist in obtaining or retaining business. The Parties shall comply with all applicable anti-bribery laws of any jurisdiction, including any record keeping requirements of such laws, in the Countries where the Parties have their principal places of business and where they conduct any activities under this Agreement or any Related Agreements. For the purposes of this Section, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

15. GENERAL PROVISIONS

15.1 Assignment. Except as provided in this Section 15.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 15.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

15.2 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party

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extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

15.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.5 Dispute Resolution.

15.5.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through their respective Project Leaders or JSC, if and as applicable, within […***…] days of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which Lilly has final decision-making as expressly set forth in section 4.5 (f) of this Agreement, either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional […***…] days after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration JAMS pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

15.5.2 The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of

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relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] days after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] day period, the arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

15.5.3 Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrator is in place, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrators agree otherwise.

15.5.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

15.5.5 As used in this Section 15.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

15.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

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15.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and Lilly, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

15.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Zymeworks:	Zymeworks, Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
E-mail address: […***…]

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attention: […***…]
E-mail address: […***…]

If to Lilly:	Eli Lilly and Company

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Lilly Corporate Center 46285
Indianapolis, Indiana 46285
Attention: […***…]
Fax (317) 651-3051

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: […***…]
Fax (317) 433-3000

Zymeworks shall also provide a copy of any notice (via e-mail if available) to Lilly’s Project Leader.

15.10 Further Assurances. Lilly and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

15.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

15.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the

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Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Zymeworks and Lilly dated […***…].

15.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.17 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.19 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

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15.20 Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. Lilly will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By:
Name:	Ali Tehrani, Ph.D.
Title:	President & Chief Executive Officer

ELI LILLY AND COMPANY

By:
Name:	Jan Lundberg
Title:	Executive Vice President Science and Technology and President LRL

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EXHIBIT 1.7

APPROVED CRO

[…***…]

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Exhibit 1.30

ELI LILLY AND COMPANY GOOD RESEARCH PRACTICES

Lilly’s quality standards, along with the high level expectations for each standard, are listed below:

1. Facility / Organization

• Facility is suitable for the intended use.

• Facility is adequately protected for the work that is to be performed.

• Risk to continuation of the business identified and minimized in order to restore normal business operation.

2. Contracts / Work Agreements

• Legally binding work agreements are established.

3. Personnel

• Personnel for Study/project support are qualified and can perform Study/project tasks to meet expectations (e.g., curriculum vitae, training records, education records, experiences, etc.).

4. Equipment

• Equipment is adequate to meet the deliverables’ expectations.

5. Computer Systems

• Computer systems are adequate to meet the deliverables’ expectations.

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6. Test Material

• Test materials must be identified, characterized and stored appropriately to ensure that they are suitable for the research purpose. Upon Study completion or termination, all materials should be disposed of appropriately in accordance with the terms of this Agreement.

7. Biological Sample Integrity

• Biological sample life cycle is managed to ensure integrity of their properties (e.g., urine samples, blood samples, tissue samples, cell lines, and genetically engineered mice (GEMs)).

8. Record / Data / Notebook Management

• Data is managed to ensure accuracy, completeness and retrievability.

• Storage areas for essential documents are configured such that the documents are identifiable, retrievable and protected. This includes both short-term and archival storage.

9. Reports

• All data included in reports must be reviewed to ensure that the reports accurately reflect the data.

10. In Vitro Assay

• In vitro assays are performed in a manner that meets scientific and statistical principles and requirements as defined in the work agreements.

11. In Vivo Assay

• In vivo assays are performed with a study design and data analysis plan that meets scientific and statistical principles and requirements.

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12. Quality Systems

• Mechanisms exist to help personnel clearly understand their roles and responsibilities (e.g., work instructions, guidance documents, work plans, protocols, requirements, SOPs).

• Quality Control processes exist to show specifications are met.

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EXHIBIT 3.1.3

THE INITIAL RESEARCH PLAN

[…***…]

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[ *** ]
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EXHIBIT 9.2

PRESS RELEASE

Zymeworks Inc. Announces Strategic Collaboration with Lilly Subsidiary ImClone Systems to Develop Bi-specific Antibodies Using Zymeworks’ Azymetric™ Platform

Vancouver, Canada (December XX, 2013) – Zymeworks Inc. today announced that it has entered into a licensing and collaboration agreement with ImClone Systems, a wholly-owned subsidiary of Eli Lilly and Company, to develop an undisclosed number of novel bi-specific antibody oncology therapeutics using Zymeworks’ proprietary Azymetric™ platform. Bi-specific antibodies have the potential to provide improved outcomes for patients by simultaneously targeting two tumor associated antigens to induce a synergistic therapeutic response.

“We are excited to enter into a strategic collaboration with ImClone and its world class biologics team,” said Ali Tehrani, Ph.D., president and CEO of Zymeworks. “This collaboration can help to advance and broaden the therapeutic utility of our novel bi-specific antibody platform and we are looking forward to working together to bring these groundbreaking therapies to the clinic and ultimately to patients with unmet medical needs.”

Under the terms of the agreement, Zymeworks has granted Lilly and its subsidiaries, a worldwide license to the Azymetric™ platform to develop and commercialize an undisclosed number of bi-specific therapeutic candidates toward Lilly’s therapeutic targets. This collaboration complements Lilly’s bi-specifics program aimed at speeding the delivery of novel medicines to cancer patients with unmet needs. Zymeworks will receive an upfront fee and research support and is eligible to receive research, development, and commercial milestone as well as tiered royalty payments on future product sales. Lilly will have exclusive worldwide commercialization rights to the antibodies derived from the collaboration.

About the Azymetric™ Platform

Bi-specific antibodies developed using the Azymetric™ platform resemble conventional mono-specific antibodies while incorporating two different Fab domains to bind to different antigens or drug targets. Azymetric™ antibodies spontaneously assemble into a single molecule comprising two unique heavy and light chain pairs. Similar to natural IgG antibodies, therapeutics based on the Azymetric™ platform retain long serum half-life and the ability to induce effector function and can be manufactured using well established and validated processes.

About Zymeworks Inc.

Zymeworks is a privately held biotechnology company that is developing best-in-class antibody therapeutics for the treatment of oncology, autoimmunity and inflammatory diseases. The company’s proprietary ZymeCAD™ structure-guided protein engineering technology and its novel Azymetric™ and AlbuCORE™ platforms enable the development of highly potent bi-specific antibodies and multivalent protein therapeutics targeted across a range of indications. Zymeworks is focused on growing its preclinical biotherapeutics pipeline through in-house research and development programs and strategic collaborations. More information on Zymeworks can be found at www.zymeworks.com.

Contact:

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Zymeworks Inc.

David Poon, Ph.D.

Director, External R&D and Alliances

info@zymeworks.com

Source: Zymeworks Inc.

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